Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-138955

April 30, 2007

INTERACTIVE BROKERS GROUP, INC.

Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Interactive Brokers Group, Inc. (the “Company”) intends to replace slides 2 and 26 of the road show presentation relating to its initial public offering of securities for which the Company filed a Free Writing Prospectus with the Securities and Exchange Commission on April 12, 2007 with the attached slides.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus.  Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will make the latest prospectus available at ipo.interactivebrokers.com.

2 Ticker/Exchange IBKR/NASDAQ Shares Offered 34,500,000 class A shares Expected Pricing Week of April 30, 2007 Filing Range $27 - $31 per share Pro Forma Market Cap $11.6 billion (at midpoint) Placement Agents WR Hambrecht + Co, HSBC Securities, Fox-Pitt Kelton, Sandler O’Neill + Partners, E*TRADE Securities Selling Group IB and others The Offering

26 Post-Offering Corporate Structure Public Stockholders IBG Holdings LLC Members 100% owner of IBG Class A common stock initially (approximately 8.7% on a fully-exchanged basis) Approximately 8.7% voting interest in IBG initially Approximately 100% economic interest in IBG Controlled by Thomas Peterffy, as the sole voting member and sole managing member Mr. Peterffy and his affiliates will own approximately 85% of the membership interests 100% owner of Class B common stock (representing approximately 91.3% voting interest in IBG initially) IBG Holdings LLC Interactive Brokers Group, Inc. (IBG) Public company Sole managing member Approximately 8.7% of membership interests initially Approximately 91.3% of membership interests initially IBG LLC Operating Subsidiaries of IBG LLC